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                                                                       EXHIBIT 5

March 30, 2000


Analysts International Corporation
3601 West 76th Street
Minneapolis, MN  55435

Dear Sir or Madam:

In connection with your registration of 1,000,000 authorized shares of common stock (the "Shares") on Form S-8 under the Securities Act of 1933, we have acted as your counsel and have examined such corporate records and documents and such questions of law as we consider necessary and appropriate for the purposes of this opinion.

It is our opinion that the Shares will, when issued on the exercise of options, be legally issued, fully paid and nonassessable.

Very truly yours,

/s/ Thomas R. Mahler

Thomas R. Mahler